EXHIBIT A-2

                                     FORM OF
                  SERIES B SENIOR SUBORDINATED CONVERTIBLE NOTE


$____________________                                         New York, New York
                                                             _____________, 1998


         FOR VALUE RECEIVED, the undersigned, CORAM, INC., a Delaware corporation ("Company"), hereby unconditionally PROMISES TO PAY to the order of ____________________________ ("Holder"), at ___________________ or at such other place as the holder of this Series B Senior Subordinated Convertible Note (the "Note") may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the principal amount of ________________________, together with interest on the unpaid principal amount of this Note outstanding from time to time from the date hereof, at the rate provided in the Securities Exchange Agreement (as hereinafter defined).

         This Note is issued pursuant to that certain Securities Exchange Agreement, dated as of May 6, 1998 between the Company and CORAM HEALTHCARE CORPORATION, a Delaware corporation ("Holdings"), CERBERUS PARTNERS, L.P., GOLDMAN SACHS CREDIT PARTNERS L.P., and FOOTHILL CAPITAL CORPORATION, (the "Securities Exchange Agreement"), and is entitled to the benefit of the Note Documents provided for therein, to which reference is hereby made for a statement of all of the terms and conditions under which the indebtedness evidenced hereby is made. All capitalized terms, unless otherwise defined herein, shall have the meanings ascribed to them in the Securities Exchange Agreement.

         This Note shall be convertible into shares of common stock of Holdings in the manner and in the time set forth in the Securities Exchange Agreement.

         The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Securities Exchange Agreement and, if not sooner paid in full, on _________ __, 2008. Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times as are specified in the Securities Exchange Agreement.

         If any payment on this Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

         Upon and after the occurrence of an Event of Default, this Note may, as provided in the Securities Exchange Agreement, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

         Except as set forth in the Securities Exchange Agreement, demand, presentment, protest and notice of nonpayment and protest are hereby waived by Company.

         This Note has been executed, delivered and accepted at New York, New York and shall be interpreted, governed by and construed in accordance with, the laws of the State of New York.


                                    CORAM, INC.



                                    By:
                                       --------------------------------------
                                       Name:
                                       Title:




                                        2